Exhibit 4.1

LOAN AGREEMENT

This Loan Agreement is made and entered into as of the ____day of      December     , 2007, by and between FAAC INCORPORATED, a Michigan corporation (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (hereafter the “Bank”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested and the Bank has agreed to provide a credit facility to Borrower; and

WHEREAS, the Bank and the Borrower desire to evidence the credit facility in accordance with the terms, conditions and covenants as hereinafter set forth;

NOW, THEREFORE, in consideration for the mutual promises and covenants described below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. As used in this Agreement, the terms listed below are defined as follows:

1.1            The term “Adjusted Tangible Capital” means Tangible Capital less investments in, advances to, promissory notes and any receivables from any affiliate or other Related Party of  Borrower.

1.2            The term “Bank Affiliate” means any entity which is a subsidiary or affiliate of the Bank, including without limitation Key Equipment Finance.

1.3            The term "Borrower" means FAAC Incorporated, a Michigan corporation.

1.4            The term “Borrowing Base Formula” means the lesser of the note amount of $7,500,000 or the formula used to calculate the amount of available credit for Borrower under the Loan.  The available credit under the Borrowing Base Formula shall be calculated as follows:  85% of Eligible Accounts Receivable plus 50% of Unbilled Accounts Receivable up to $1,500,000, plus 40% of Eligible Inventory, less Borrower’s obligations under outstanding Letters of Credit.  The collateral and credit used to calculate the Borrowing Base Formula are described in the Borrowing Base & Compliance Certificate which attached as Exhibit 1.

1.5            The term “Collateral” means all of the personal property and interests now or hereafter pledged as security for the Indebtedness.

1.6            The term “C.P.A.” means a firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Bank.

1.7            The term “Domestic U.S. Assets” means all tangible personal property physically located within the United States and any of its territories as well as all intangible personal property interests, wherever located, payable or to be performed within the United States or otherwise subject to the laws and the jurisdiction of the United States.

1.8            The term “Domestic Related Party” means each Related Party which is an entity organized and existing under the laws of the United States.

1.9            The term “EBITDA” means the net earnings of Borrower plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation and amortization; but not, however, giving effect to extraordinary losses or gains in calculating net income.

1.10           The term “Eligible Accounts Receivable” shall mean all accounts receivable of Borrower outstanding less than 90 days, but not including any accounts receivable from any Related Parties or from any foreign companies or entities.

1.11           The term “Eligible Inventory” shall mean the cost of Borrower’s inventory (but not including work in process).

1.12           The term “Environmental Laws” means any federal, state or local law or ordinance regulating or in any way relating to Hazardous Materials, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”).

1.13           The term “Event of Default” means the occurrence and continuance of any one or more of the events set forth in Section 7 of this Loan Agreement.

1.14           The term “GAAP” means generally accepted accounting principles.

               1.15           The term “Guarantor” means any person or entity, now or hereafter providing an unlimited or limited guaranty of all or a portion of the Indebtedness.

1.16           The term “Hazardous Materials” means any hazardous substance, pollutant, contaminant or chemical of any kind or nature as defined under or included in any federal, state or local environmental law or ordinance including but not limited to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”).

1.17           The term “Indebtedness” means: (A) all repayment and other obligations of the Borrower under the credit facility included in this Loan Agreement and any modifications, amendments, renewals, or extensions thereof; and (B) all other obligations of the Borrower to the Bank in connection with any other loans or agreements whatsoever between or including both the Borrower and the Bank, whether now existing or hereafter arising; and (C) all obligations of the Borrower to any Bank Affiliate.

1.18           The term “Junior Liens” means liens on the assets of any Domestic Related Party, which lien is expressly subordinated to any liens in favor of the Bank and which secures only Subordinated Debt.

1.19           The term “Letters of Credit” means any Letter of Credit issued by the Bank on behalf of Borrower or any Related Party.  Borrower acknowledges that during the term of this Loan, the aggregate amount outstanding for letters of credit shall not exceed $800,000.

1.20           The term “Permitted Liens” means purchase money security interests in equipment or other capital assets purchased by Borrower where the total aggregate indebtedness to vendors secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

1.21           The term “Prime Rate” means the “prime rate” of the Bank as announced at its offices in Cleveland, Ohio.

1.22           The term “Related Loan Documents” means all documents, including this Loan Agreement, evidencing, securing, or in any way related to any of the Indebtedness, whether such documents have been, are now or are hereafter executed and/or delivered together with any renewals, amendments or modifications thereof, including without limitation all such documents executed and delivered in accordance with the terms and conditions of or in any way related to this Loan Agreement.

1.23          The term “Related Party” means any person (including corporations, limited liability companies and partnerships), that is an owner of Borrower, or affiliate of  Borrower, including without limitation those companies identified in attached Exhibit 2.

1.24          The term “Subordinated Debt” means indebtedness and liabilities of Borrower, which have been subordinated by written agreement to indebtedness owed by Borrower to the Bank in form and substance reasonably acceptable to the Bank.

1.25          The term “Tangible Capital” means Tangible Net Worth plus Subordinated Debt.

1.26          The term “Tangible Net Worth” means Borrower’s total assets excluding all intangible assets (i.e. goodwill, trademarks, patents, copyrights, organizational expenses and other similar intangible items, but including leaseholds and leasehold improvements) less Total Debt.

1.27          The term “Total Debt” means all of Borrower’s liabilities including Subordinated Debt.

1.28          The term “Total Funded Debt” means the sum without duplication for Borrower and/or any of its subsidiaries of (i) all indebtedness for borrowed money, whether maturing in less than or more than one year plus (ii) all bonds, notes, debentures, or similar debt instruments plus (iii) all capitalized lease obligations plus (iv) the present value of all basic rental obligations under any synthetic lease.

          1.29          The term “Total Senior Liabilities” means total liabilities less Subordinated Debt.

1.30          The term “Unbilled Accounts Receivable” means Borrower’s cost of all work in process of Borrower.

2.            Loans.  Upon the terms and conditions set forth herein, the Bank has extended to the Borrower the following credit facilities:

2.1            Revolving Line of Credit Loan.

2.1.1                       Purpose.  In order to provide funds for the Borrower’s working capital needs, the Bank has agreed to make available a revolving line of credit loan to Borrower in the original principal amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Revolving Line of Credit Loan”).   Borrower and the Bank expressly acknowledge and agree that the Revolving Line of Credit Loan incorporates the currently outstanding balances under the existing revolving credit facility of up to Five Million Dollars ($5,000,000) together with the Working Capital Line of Credit Loan of up to One Million Dollars ($1,000,000), and that both such facilities are herewith extinguished.

2.1.2                       Repayment of Advances.  The Revolving Line of Credit Loan shall be evidenced by a promissory note of even date herewith in the original principal amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Revolving Line of Credit Note”).   Interest shall accrue on the Revolving Line of Credit Note at one-quarter of one percent (0.25%) in excess of the Prime Rate.  Commencing on the 31st day of January, 2008, and on the same day of each quarter thereafter, Borrower shall make payments of interest only; provided, however, that the entire unpaid principal balance together with all accrued interest shall be due and payable in full on December 31, 2009.

2.1.3
Disbursements.  The obligation of the Bank to disburse any advances under the Revolving Line of Credit Note shall be subject to each of the following conditions as determined by the Bank in its sole and absolute discretion:

A.	As of the date of the making of such advance, no Event of Default shall then exist;

B.	The Borrower and any Guarantor shall have performed or be in compliance with all agreements and conditions contained in this Agreement and any other Related Loan Documents.

C.	The representations and warranties contained in Section 4 and covenants in Section 5 of this Agreement shall be true in all material respects as of the date of making such advance;

D.
Immediately after the advance, all outstanding balances under the Revolving Line of Credit Note shall not exceed the amount authorized under the Borrowing Base Formula, and in any event, the outstanding balance shall not be greater than the note amount.

E.            No material adverse change shall have occurred and be continuing in the condition of the Borrower or Borrower’s financial affairs or business.

F.            The proposed purpose of the advance is reasonably acceptable to the Bank;

G.            The Borrower has the ability to repay the advance and all other Indebtedness of the Borrower to the Bank.

2.1.4
Fees.  Commencing on December 31, 2008 and on the same day of each year thereafter, Borrower shall pay the Bank a fee for the unused portion of the credit facility  in the amount of 37 basis points (0.37%) of the amount of such unused portion.

 3.  Security and Support for Indebtedness.  As security and support for all of the Indebtedness, the Borrower has provided and will continue to provide the Bank with a security interest in all of the following assets of Borrower:

3.1  Borrower’s Business Assets.  A first priority security interest in all personal  property of Borrower, whether now owned or hereafter acquired, and wherever located including, without limitation: all inventory, machinery, fixtures and equipment accounts, accounts receivable, contract rights, documents, chattel paper, instruments, and general intangibles, together with all replacements thereof, attachments, accessories, parts, equipment, tools and proceeds of any and all of the foregoing property (including without limitation all insurance proceeds).   The foregoing security interest will be evidenced by a security agreement given by Borrower to the Bank dated as of even date herewith.

3.2 Guaranties.   As further support for the Indebtedness, the joint and several unlimited guaranties of Arotech and all of the other Related Parties.  The guaranty of each Domestic Related Party shall be secured by a first priority security interest in all Domestic U.S. Assets of such Domestic Related Party.

4.            Representations and Warranties of Borrower.  The Borrower hereby represents and warrants to the Bank as follows:

4.1
Organization and Good Standing.   Borrower is duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority to own properties and conduct business in the manner which such business is presently conducting.

4.2	Capacity Authorization, Enforceability.

4.2.1                       Borrower has full power and authority to execute and deliver the Related Loan Documents, and to perform all of the terms and provisions thereof. The execution and delivery and performance by the Borrower of the Related Loan Documents has been duly authorized by all necessary organizational or other action and does not and will not: (a) violate its Articles of Incorporation or any provision of any agreement to which it is a party or is subject; or (b) result in a breach of or constitute a default under, any indenture, loan, credit agreement or other instrument to which it is a party or by which it is bound. Borrower is not in default in the payment, performance, observance or fulfillment of any other material obligation, covenant or condition of any loan, credit agreement or other contract or agreement.

4.2.2                       The persons who execute the Related Loan Documents for Borrower are duly and properly in office and are fully authorized to execute the same.

4.2.3                       The Related Loan Documents have been duly executed and delivered by the Borrower and each Guarantor, where indicated, and constitute legal, valid and binding obligations of the Borrower and Guarantor, fully enforceable against the Borrower and each Guarantor in accordance with their respective terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (b) as such enforceability may be limited by the application of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing, (c) that waivers of jury trial may be limited under public policy, and (d) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.2.4                       The borrowings hereunder by the Borrower, the assignments and grant of security given by the Borrower, and the execution, delivery and performance by the Borrower of the Related Loan Documents is given for full and valuable consideration to Borrower and serves a lawful purpose.

4.3
Financial Statements and Business Condition.  The Borrower represents and warrants to the Bank that all of the financial statements heretofore provided to the Bank fairly and accurately represent the financial condition of the Borrower as of the date thereof.

4.4
Tax Returns.  The Borrower has filed all tax returns required to have been filed (or extensions permitted by law have been obtained).  The Borrower has paid all material taxes, including interest and penalties, known to be due and payable by it, and has no knowledge of any proposed material tax assessments or tax liabilities which have not been adequately provided for.  No material income tax liability has been asserted by the Internal Revenue Service against the Borrower for taxes in excess of those already paid.

4.5
Outstanding Indebtedness.  Except as identified in the financial statements provided to the Bank, the Borrower has no material outstanding indebtedness for money borrowed or any obligations incurred as a lessee of goods or services under leases that, in accordance with SFAS 13 or GAAP, should be reflected on Borrower's balance sheet.

4.6
Litigation.  There are no actions, suits or proceedings pending or, to the best of the knowledge of Borrower, threatened against the Borrower, and the Borrower is not in default with respect to any order, writ, injunction or decrees applicable to the Borrower.

4.7
Full Disclosure.  To the best of Borrower's knowledge after due investigation, no information, financial statement, exhibit or written report furnished to the Bank by or on behalf of the Borrower in connection with the negotiation with this Agreement and the transactions contemplated hereby contains any material misrepresentation of fact or omits to state a material fact necessary to make the statements contained therein not misleading.  There is no fact or circumstance known to the Borrower which has, or as to which the Borrower knows will have, in the presently foreseeable future, a material adverse effect on the earnings, affairs, or financial condition of the Borrower, or of the material properties of the Borrower, which fact or circumstance has not been set forth herein or in any financial statements, certificate, report, opinion or other statement heretofore made or furnished by or on behalf of the Borrower to the Bank in connection with the transactions described herein.

4.8
Sole Ownership of Collateral.  The Borrower is the sole owner of the Collateral pledged by Borrower pursuant to this Loan Agreement and except for the Permitted Liens, no other persons have any interest whatsoever in the Collateral.

4.9            ERISA.  To the best of Borrower's knowledge after due investigation, the Borrower has not incurred any "accumulated funding deficiency" within the meaning of the Employment Retirement Income Security Act of 1974 as amended ("ERISA") with respect to any employment benefit plan or other plan maintained by the Borrower which is covered by Title IV of ERISA.  The Borrower has not incurred any material liability to the Pension Benefit Guaranty Corporation, and no reportable event (as defined in Title IV of ERISA) has occurred (or which with notice or lapse of time or both will occur) with respect to any such plan.

5.            Covenants.

5.1            Affirmative Covenants.  So long as any portion of the Indebtedness remains unpaid or the Bank is committed to make loans to the Borrower hereunder, and unless the  Bank otherwise consents in writing in advance, the Borrower shall abide by each of the following covenants and agreements:

              5.1.1 Access to Records/Inspection.  The Borrower shall keep accurate records and books of account reflecting all of its financial transactions, in which complete entries shall be made in accordance with GAAP consistently applied.  Such books and records shall be available to the Bank for its inspection during regular business hours and upon reasonable advance notice.  Borrower shall permit employees or agents of the Bank at any reasonable time to inspect any and all Collateral.  If Borrower now or at any time hereafter maintains any records, including without limitation computer generated records and computer software programs for the generation of such records, in the possession of the third party, upon request of the Bank, Borrower shall notify such party to permit the Bank free access to such records at reasonable times and upon reasonable advance notice, and to provide the Bank with copies of any records it may request, all at Borrower’s expense.

5.1.2  Change in Name or Location.  The Borrower shall notify the Bank in writing at least thirty (30) days in advance of any changes in location of the principal place of business or of any proposed change of the corporate name by Borrower.

             5.1.3  Compliance with Laws and Regulations.  The Borrower shall at all  times promptly comply with any and all federal, state and local laws, ordinances, regulations, rules or requirements of any kind or nature, and shall keep the Collateral free of any lien imposed pursuant to such laws; provided, however, that the foregoing covenant shall be deemed in compliance when the Borrower shall in good faith contest the interpretation or enforcement of any of the foregoing, and the Bank believes in its sole and absolute discretion that compliance  with such enforcement will not have a material adverse affect on the financial condition of the Borrower.  If requested by the Bank, Borrower shall provide the Bank with additional collateral security reasonably acceptable to the Bank pending resolution to the dispute.

5.1.4  Deposit Accounts.  The Borrower shall maintain all primary deposit accounts with the Bank.

5.1.5   Fees and Expenses.  The Borrower hereby agrees to promptly pay all reasonable costs and expenses of the Bank’s counsel in connection with the negotiation, preparation and execution of all Related Loan Documents, and to promptly pay all other reasonable costs and expenses incurred in connection with perfection of all security instruments evidenced thereby, all appraisals, recording fees and any other reasonable out-of-pocket costs and expenses now and hereafter incurred by the Bank in connection with these credit facilities together with any amendments thereto.

5.1.6  First Lien on Collateral.  The Borrower warrants and represents that except for the Permitted Liens, the liens on the Collateral granted to the Bank as provided in this Agreement constitute a first lien on all of the Collateral, and Borrower shall at any time requested, immediately execute and deliver to the Bank for the benefit of the Bank all security agreements, financing statements, assignments and other documents or instruments, and all supplements and amendments thereto, and continuation statements thereof, and take such other actions as the Bank deems reasonably necessary in order to maintain the same priority liens on all of the Collateral given by the Borrower as security.

5.1.7  Maintenance of Existence and Qualification.  Borrower shall at all times maintain its legal standing within the State of Michigan, and its qualification to transact business in good standing in all jurisdictions where the nature of its assets owned or leased or the conduct of its business operations requires such qualification.

5.1.8  Maintenance of Insurance.  The Borrower shall at all times maintain insurance covering such risks as is customarily carried by businesses similarly situated and in such amounts, and with such companies and including such cancellation notice provisions as are commercially reasonable and customary and otherwise reasonably acceptable to the Bank.  All insurance coverages with respect to property of the Borrower which constitutes Collateral for the loans evidenced hereunder shall name the Bank, as loss payee, as its interest appears or as the Bank shall otherwise designate.  The Borrower shall promptly provide the Bank with such evidence of insurance coverage as the Bank shall request from time to time.

5.1.9  Notice of Default.  The Borrower shall promptly, upon becoming aware, notify the Bank in writing of the occurrence of any Event of Default, specifying in connection with such notification all actions proposed to be taken to remedy such circumstance.

5.1.10  Notice of Material Litigation.  The Borrower shall promptly, upon becoming aware of the existence thereof, notify the Bank in writing of the institution of any material litigation or legal proceeding involving the Borrower.  For purposes of this Section 5.1.10 only, the term "material" shall mean an amount greater than Fifty Thousand Dollars ($50,000).

5.1.11  Notice of Loss of Property by Fire, Theft or Other Destruction.  The Borrower shall promptly, upon becoming aware of the existence thereof, notify the Bank in writing of any loss to the Collateral by fire or any other manner of destruction.

5.1.12  Payment of Taxes, Charges and Lien.  Borrower shall pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies, and liens, of every kind or nature, imposed upon Borrower or its properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as:

(a) the legality of the same shall be contested in good faith by appropriate proceedings; and

(b) Borrower shall have established on its books adequate reserve with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with GAAP.  Borrower, upon demand of the Bank, will furnish to the Bank evidence of payment of the assessments, taxes, charges, levies, liens, and claims and will authorize the appropriate governmental official to deliver to the Bank at any time a written statement regarding same; and

(c) If deemed necessary or desirable by the Bank in its sole and absolute discretion, Borrower has provided a bond or other security deemed reasonably acceptable by the Bank to satisfy such contested matter.

5.1.13  Use of  Loan Proceeds.  The Borrower has used and shall continue to use all proceeds from the credit facility described in this Loan Agreement solely for the specific purposes relating to the facility as described in Section 2 above.

5.1.14  Total Senior Liabilities to Adjusted Tangible Capital Ratio.  Borrower shall maintain a ratio of Total Senior Liabilities to Adjusted Tangible Capital  of not more than 2.50:1.00, tested at the end of each fiscal quarter.

5.1.15  Total Funded Debt to EBITDA Ratio.  Borrower shall maintain a ratio of Total Funded Debt to EBITDA of not greater than 1.75:1.00 tested for the period of the previous four fiscal quarters as of the end of each fiscal quarter.

Unless otherwise specifically defined above, all of the terms set forth relating to financial information and financial covenants of the Borrower shall have their customary meaning and application in accordance with GAAP, consistently applied.

5.2            Negative Covenants.  So long as any portion of the Indebtedness remains unpaid or the Bank is committed to make loans hereunder, and unless the Bank otherwise consents in writing in advance, the Borrower shall not violate any of the following covenants:

5.2.1  Limitation on Indebtedness.  The Borrower shall not borrow or otherwise incur indebtedness except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, sell, transfer, mortgage, assign, pledge, lease, grant as security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens) or sell with any recourse any of Borrower’s accounts, except to Bank.  In addition, Borrower shall not endorse, guaranty, or become surety for the obligations of any person, corporation or other entity, except that the Borrower may endorse checks or other instruments for deposit or collection in the ordinary course of business.

5.2.2  Mergers, Sales, Transfers or Other Disposition of Assets.  Borrower shall not:  (A) dissolve or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets or outstanding capital stock of any other business entity; or (B) consolidate with or merge into another legal entity or permit one or more such entities to consolidate with or merge with it unless Borrower is the surviving entity; or (C) effectuate any change in its capitalization; or (D) sell or otherwise dispose of any material assets except when done so in the ordinary course of business.

5.2.3  No Liens.  Except for the Permitted Liens, Borrower shall not hereafter create, incur or permit to exist any lien with respect to any part or portion of the Collateral except for the liens of the Bank created in accordance with this Agreement and any liens for taxes not yet due and payable.

5.2.4  No Loans, Guarantees or Investment. The Borrower shall not make loans or advances to or endorse, guarantee or become surety for obligations of any person, corporation or other entity, except that Borrower may endorse checks or other instruments for deposit or collection in the ordinary course of business. In addition, Borrower is prohibited from investing in any outside businesses or affiliates.

5.2.5  Limitation on Distributions.  Any distributions from Borrower to any person shall not exceed the amount required to satisfy such person’s federal income tax liability and inter-company transfers between the Borrower and related entities for services rendered and consistent with prior practice.

6.            Financial Reporting and Review Requirements.  So long as any portion of the Indebtedness remains unpaid or the Bank is committed to lend under the Loan Agreement, and unless the Bank otherwise consents in writing, the Borrower shall furnish (for which purpose the filing by the Borrower’s parent corporation of financial and other reports on the Securities and Exchange Commissions’ EDGAR system shall be deemed compliance with this obligation to furnish) to the Bank the following:

6.1            Annual Internal Financial Statements.  Within 120 days after the end of each fiscal year, Borrower shall furnish to the Bank company prepared financial statements of Borrower for the preceding period, certified by an officer of Borrower prepared in accordance with GAAP and otherwise in a form and including such information as is reasonably acceptable to the Bank.

6.2            Annual Audited Financial Statements.  Within 120 days after the end of each fiscal year, Borrower shall furnish to the Bank financial statements of Arotech Corporation (“Arotech”) (including Borrower and all Related Parties) for the preceding period audited by the CPA prepared in accordance with GAAP and otherwise in a form and including such information as is reasonably acceptable to the Bank.  The audited financial statements shall be made on a consolidating and consolidated basis.

6.3            Quarterly Internal Financial Statements.  Within 50 days after the end of each calendar quarter, Borrower shall furnish to the Bank company prepared financial statements of Borrower for the preceding period, certified by an officer of the Borrower prepared in accordance with GAAP and otherwise in a form and including such information as is reasonably acceptable to the Bank.

6.4            Quarterly Guarantor Financial Statements.  Within 50 days after the end of each calendar quarter, Borrower shall furnish to the Bank company prepared financial statements of Arotech for the preceding period, certified by an officer of Arotech, prepared in accordance with GAAP and otherwise in a form and including such information as is reasonably acceptable to the Bank.  Such financial statements shall be made on a consolidating and consolidated basis.

6.5            Borrowing Base Certificate.  Within 15 days after the end of each month, Borrower shall provide the Bank with a completed Borrowing Base Certificate certified by an officer of Borrower in the form attached as Exhibit 1 or other form approved by the Bank.

6.6            Monthly Accounts Receivable Aging.  Within 15 days after the end of each month, Borrower shall furnish to the Bank an accounts receivable aging report for Borrower in a form and containing such information as the Bank may reasonably request.

6.7            Annual Business Plan.  Within 90 days after the end of each fiscal year, Borrower shall provide the Bank with a business plan in a form and including such information as is reasonably acceptable to the Bank.

6.8            Other Reports.  The Borrower shall promptly deliver or cause to be delivered to the Bank such information which is not otherwise required to be furnished under the Related Loan Documents respecting business, affairs, assets and liabilities of the Borrower, and such lists of properties and accounts, reports, opinions and certifications and documents, as the Bank from time to time may reasonably request.  Unless otherwise designated in writing by the Bank, all of the foregoing financial information shall be delivered to the Bank at the address set forth in Section 8 below.

7.            Event of Default.

7.1            Nature of Default.  An Event of Default shall exist when any one or more of the following shall occur and be continuing:

7.1.1                       Obligations to Bank.  The Borrower or any Guarantor shall:  (a) fail to make any payment when due of principal, interest, fees or other amounts required under any of the Indebtedness; or (b) be in default under or otherwise fail to perform or observe any other covenant, agreement or provision contained in this Loan Agreement or any of the other Related Loan Documents; or (c) be in default under or otherwise fail to perform or observe any covenant, obligation, term or provision contained in any material agreement or other document between or including both the Bank and the Borrower or any Guarantor, whether now existing or hereafter arising.

7.1.2                       Obligations to Other Persons.  If the Borrower or any Guarantor shall  be in default or otherwise shall fail to perform or observe any covenant, obligation, agreement or provision contained in any material agreement to which the Borrower or any Guarantor is a party, which default shall continue beyond any applicable grace period.

7.1.3                       Warranties and Representations.  Any warranty, representation or any other statement made by or on behalf of or with respect to the Borrower including but not limited to those set forth in this Loan Agreement and any of the other Related Loan Documents shall prove to be false, misleading or incorrect in any material respect, or shall fail to state a fact necessary in order to make the statements made not misleading.

7.1.4                       Enforceability of Liens.  Any lien granted to the Bank by the Borrower in accordance with this Loan Agreement shall become or purport to be invalid or unenforceable or shall not or purport not to be a lien against any material portion of the Collateral in the priority required under this Loan Agreement.

7.1.5                       Dissolution, Bankruptcy, Etc.  In addition to and not exclusive of any of the default language contained in any of the other Related Loan Documents, if the Borrower or any Guarantor shall make an assignment for the benefit of creditors or file a petition in bankruptcy, have an order for relief entered, petition or apply to any tribunal for the appointment of a receiver or a trustee or a substantial part of any of the Borrower's or Guarantor’s assets, or if the Borrower or any Guarantor shall be insolvent (insolvency being hereby defined as Borrower's or Guarantor’s inability to pay Borrower's or Guarantor’s debts as they become due) or commence any proceeding under any insolvency, reorganization or similar law for the relief of debtors, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Borrower or any Guarantor which has not been dismissed within 45 days after commencement; or the Borrower or any Guarantor by any act or omission shall indicate consent to, approval or acquiescence in any such petition, application or proceeding or the appointment of a receiver or trustee, or shall suffer any such receivership or trusteeship; or upon entry of a judgment against the Borrower or any Guarantor in the amount of One Hundred Thousand Dollars ($100,000.00) or more and for which judgment there has been no timely appeal filed together with an appeal bond; or the placement or issuance of any levy, writ of attachment, writ of garnishment, writ of execution or similar process against the Borrower or any Guarantor, or any of the property of the Borrower or any Guarantor.

7.2            Remedies upon Default.

7.2.1                       Acceleration and Exercise of Remedies.  Upon the occurrence and continuation for a period of seven (7) business days after notice of any Event of Default, then the unpaid balances of all Indebtedness, shall become immediately due and payable in full, without demand or notice of any kind, the same being hereby expressly waived by the Borrower, and the Bank may thereafter pursue any and all available rights and remedies as provided under applicable law including but not limited to the right to enforce any and all rights and remedies contained in each and every one of the Related Loan Documents and/or any other agreements between or including the Bank and the Borrower.  The Borrower and the Bank expressly agree and acknowledge that upon default, the rights and remedies of the Bank, whether existing under any of the Related Loan Documents and/or any other agreements between or including the Bank and the Borrower, shall be deemed cumulative and not exclusive, and the exercise of any right or remedy by the Bank shall not constitute a cure or waiver of the default or invalidate any act done by the Bank, nor prejudice the Bank in the exercise of any of its other rights and remedies whatsoever.  Borrower expressly acknowledges and agrees to pay all costs and expenses of collection or enforcement of the Borrower's obligations under the Related Loan Documents, including but not limited to reasonable attorneys' fees.

7.2.2                       Waivers.  The acceptance by the Bank at any time and from time to time of partial payment of any of the obligations of the Borrower hereunder shall not be deemed to be a waiver of any Event of Default then existing.  No waiver by the Bank of any Event of Default shall be deemed to be a waiver of any other then existing or subsequent Event of Default.  No delay or omission by the Bank in exercising any right under the Related Loan Documents shall impair such right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any right preclude other or further exercise thereof, or the exercise of any other right under the Related Loan Documents or otherwise.  Any waiver, consent or approval of any kind or character on the part of the Bank of any provision of this Agreement or of any of the other Related Loan Documents shall be in writing and shall be effective only to the extent specifically set forth in such writing.

7.2.3                       Indemnification of Bank.  The Borrower hereby agrees to indemnify the Bank and hold it harmless from and against any and all liabilities, obligations, losses, damages, judgments, suits, claims, costs and expenses of any kind or nature whatsoever, which may be imposed upon, incurred by, or asserted against the Bank in any way relating to or arising out of the Related Loan Documents or any of the transactions contemplated therein to the extent that any such indemnified liability results, directly or indirectly, from any claim made or actions, suits or proceedings commenced by or on behalf of any person other than the Bank; provided, that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct or that of any of its authorized representatives, agents or employees.

7.3            WAIVER OF JURY.  THE BORROWER AND EACH GUARANTOR AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE RELATED LOAN DOCUMENTS OR ANY OTHER AGREEMENT BETWEEN OR INCLUDING THE BANK AND THE BORROWER, AFTER BEING PROVIDED THE OPPORTUNITY TO CONSULT WITH COUNSEL OF CHOICE, BORROWER AND EACH GUARANTOR HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION AS TO ANY AND ALL ISSUES ARISING FROM OR OUT OF THIS AGREEMENT, THE OTHER RELATED LOAN DOCUMENTS AND/OR ANY OTHER AGREEMENTS BETWEEN OR INCLUDING BOTH THE BANK AND THE BORROWER AND EACH GUARANTOR,

INCLUDING WITHOUT LIMITATION ANY ISSUE RELATED TO THE PERFORMANCE OR ENFORCEMENT OF ANY OR ALL OF THE SAME.

8.            Miscellaneous.

8.1            Notices.  All notices and other communications with respect to this Agreement shall be in writing and shall be delivered by hand, sent by telex or telecopy, or mailed by first class mail, postage prepaid, addressed as indicated below:

If to the Borrower:                                                                            FAAC INCORPORATED
1229 Oak Valley Drive
Ann Arbor, Michigan   48108
      Attn.  Tom Paup
FAX No: (734) 761-5368

If to the Bank:                                                                            KeyBank National Association
17199 North Laurel Park Drive, Suite 105
Livonia, Michigan   48152
ATTN:  Jason Graves
FAX No:

With a copy to:                                                                 Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan  48108
Attn.  Yaakov Har-Oz
FAX No: 011-932-2-990-6688

With a copy to:                                                                 Bruce N. Elliott
Conlin, McKenney & Philbrick, P.C.
350 S. Main Street, Suite 400
Ann Arbor, Michigan  48104
FAX No. (734) 761-9001

The address of the Borrower or the Bank for any purpose of any notice may be changed at any time and from time to time in the manner provided for herein.  A notice shall be deemed to have been given when dispatched, if by telex or telecopy, or if by mail on the day it is deposited in the United States mail, postage prepaid, and properly addressed.

8.2            Survival.  All representations, warranties, covenants and agreements with respect to the Borrower in the Loan Agreement or in any Related Loan Documents or in any certificate or other instrument delivered by the Borrower to the Bank shall be considered to have been relied upon by the Bank and shall survive the delivery to the Bank of the Related Loan Documents.

8.3            Governing Law.  This Agreement, and the Related Loan Documents, have been negotiated and delivered in, and shall be governed by and construed in accordance with the material laws of the State of Michigan.

8.4            Conflict in Document Terms.  In the event there is any conflict between any of the terms, conditions, representations, warranties or any other matters in the other Related Loan Documents and this Agreement, such conflict shall be resolved in favor of the language set forth in this Agreement; provided, however, that, (i) such resolution shall in no way act to reduce, diminish or negate any of the liabilities or obligations of the Borrower or any Guarantor under any of the terms, conditions and covenants contained in any of the Related Loan Documents; and (ii) such resolution shall in no way act to reduce, diminish or impair any of the security interests, rights, or remedies granted to the Bank under any of the Related Loan Documents.

8.5            Amendment.  This Agreement may not be amended or modified except by written instrument signed by the parties hereto.

8.6            Entire Agreement and Severability.  This Loan Agreement together with the other Related Loan Documents constitutes the entire agreement of the parties as to the subject matter contained herein.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, and should any portion of this Agreement be declared invalid for any reason, such declaration shall have no effect on the remaining portions of this Agreement.

8.7            Headings.  Section headings in this Agreement are included for convenience of reference only and should not constitute a part of this Agreement for any other purpose.

8.8            Signature in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.9            Binding Agreement.  The terms, conditions and covenants contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and the Bank.

8.10           Additional Documents/Actions.  At the request of the Bank, the Borrower and/or any Guarantor shall promptly execute and deliver any additional documents or take such other actions deemed reasonably necessary or desirable by the Bank and its counsel relating to the credit facilities described in this Agreement, including without limitation, documents or actions relating to authentication of the signatures of all Guarantors on this Agreement or any other Related Loan Documents.

IN WITNESS WHEREOF, this Loan Agreement has been executed as of the day and year first above written.

KEYBANK NATIONAL ASSOCIATION                                                                                                                                 FAAC INCORPORATED
a national banking association                                                                                                            a Michigan corporation

By:_______________________________	By: _______________________________
                                           Its:__________________________Its:  ___________________________

GUARANTORS:                                                                            GUARANTORS:

Arotech Corporation                                                                            Electric Fuel Battery Corporation

By:______________________________                                                                                                                      By:_______________________________

Its:___________________________                                                                                                            Its:___________________________

Armour of America, Incorporated                                                                                                            MDT Armor Corporation

By:______________________________                                                                                                                      By:______________________________

Its:___________________________                                                                                                            Its:___________________________

Electric Fuel (E.F.L.) Ltd.                                                                                      Epsilor Electronic Industries, Ltd.

By:_____________________________                                                                                                                      By:_____________________________

Its:__________________________                                                                                                            Its:___________________________

EXHIBIT 2

Arotech Corporation
Electric Fuel Battery Corporation
Armour of America, Incorporated
MDT Armor Corporation
Electric Fuel (E.F.L.) Ltd.
Epsilor Electronic Industries, Ltd.